Exhibit 99.5

IPSCO INC.

Reconciliations from Canadian GAAP to U.S. GAAP for Selected Balance Sheet Financial Data

(in thousands of U.S. dollars)

	As at December 31,					As at September 30,

	1998	1999	2000	2001	2002	2002	2003

Working Capital
Canadian GAAP	$328,445	$282,525	$265,353	$231,199	$304,812	$256,180	$379,973
Adjustments relating to subordinated notes	—	(198)	(4,250)	(4,250)	(4,250)	(2,125)	(2,125)
Adjustments relating to sale-leaseback	—	—	621	(1,417)	(51)	(945)	(6,795)
Adjustments relating to natural gas contract	—	—	—	(1,892)	(78)	(544)	(217)

US GAAP	$328,445	$282,327	$261,724	$223,640	$300,433	$252,566	$370,836

Total Assets
Canadian GAAP	$1,262,791	$1,472,959	$1,619,908	$1,724,165	$1,744,312	$1,712,803	$1,882,983
Adjustments relating to the capitalization of interest	1,793	1,746	282	(13,902)	(13,902)	(13,902)	(13,902)
Adjustments relating to commissioning costs	(40,887)	(49,920)	(75,965)	(112,233)	(112,233)	(112,233)	(112,233)
Adjustments relating to amortization of capital assets	(2,058)	(709)	880	(5,690)	(8,619)	(6,273)	(4,815)
Adjustments relating to sale-leaseback	—	—	148,250	142,269	136,432	137,890	132,053
Adjustments relating to minimum pension liability	9,521	5,433	—	—	(3,911)	(1,877)	(3,320)
Adjustments relating to future income taxes	—	(11,721)	29,312	23,941	53,444	(35,556)	(8,219)

US GAAP	$1,231,160	$1,417,788	$1,722,667	$1,758,550	$1,795,523	$1,680,852	$1,872,547

Total Debt
Canadian GAAP	$287,634	$327,701	$364,922	$442,909	$377,588	$342,023	$432,416
Adjustments relating to subordinated notes	—	10,000	100,000	100,000	100,000	100,000	100,000
Adjustments relating to sale-leaseback	—	—	150,000	143,595	141,361	141,361	131,387

US GAAP	$287,634	$337,701	$614,922	$686,504	$618,949	$583,384	$663,803

Common Shares
Canadian GAAP	$254,506	$255,657	$255,772	$256,163	$351,311	$348,775	$351,569
Adjustments relating to change in reporting currency	40,733	40,733	40,733	40,733	40,733	40,733	40,733

US GAAP	$295,239	$296,390	$296,505	$296,896	$392,044	$389,508	$392,302